EXHIBIT 99.1

FOR IMMEDIATE RELEASE

INTRALASE RELEASES CLINICAL GUIDELINES SUPPORTING NEW

THERAPEUTIC APPLICATIONS FOR

INTRALASE® FS LASER

Guidelines Extend Use of Femtosecond Laser to Treatment

Of Diseased Corneas

IRVINE, Calif, - ( BUSINESS WIRE ) – November 10, 2004, IntraLase Corp., (NASDAQ:ILSE) announced today that it has released preliminary clinical guidelines extending the use of its laser to new therapeutic applications, specifically, the treatment of diseased corneas. In a related development, a global team of corneal surgeons, expert in the field of therapeutic lamellar keratoplasty, has formed the IntraLase Lamellar Study Group specifically chartered to advance the use of the INTRALASE FS laser for therapeutic procedures.

The new guidelines will assist ophthalmic surgeons performing anterior lamellar keratoplasties, a procedure involving the replacement of patient corneal tissue that has become severely scarred or diseased. Up until this time, surgeons have relied upon hand-held scalpels to dissect diseased tissue with replacement segments obtained from donor corneas. INTRALASE FS lasers bring unsurpassed precision to this procedure by using computer software to match the exact shape of the removed and donated tissue segments.

A second therapeutic procedure, the use of intrastromal rings to treat a condition known as keratoconus, is also being addressed in the new guidelines which the company released to surgeons attending the IntraLase laser user meeting at the recent American Academy of Ophthalmology meeting in New Orleans. Keratoconus is a disorder characterized by an extreme steepening of the cornea. The INTRALASE FS laser enables surgeons to precisely create a pocket into which an intrastromal ring segment is inserted to correct for the steepness and flatten the cornea.

Both therapeutic indications have been granted regulatory clearance in the United States and the European Union. IntraLase is providing reimbursement information to surgeons electing to use the company’s lasers for therapeutic purposes.

Robert J. Palmisano, IntraLase President and Chief Executive Officer, stated, “While the markets for anterior lamellar keratoplasty and intrastromal ring implants are small in comparison to the market for creating corneal flaps, the added indications are significant because they demonstrate the broad potential for the company’s femtosecond laser technology.” He went on to say, “Both therapeutic indications incorporate the use of IntraLase’s patented disposable patient interface and could therefore result in additional per-procedure revenue opportunities for the company.”

About IntraLase Corp:

IntraLase designs, develops and manufactures an ultra-fast laser, related software and disposable devices used to create a corneal flap, the first step in LASIK surgery for the correction of vision. The company’s products improve the safety, precision and visual results of LASIK procedures by providing a computer-controlled laser solution in place of the hand-held mechanical, metal-bladed microkeratome traditionally

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IntraLase Releases Clinical Guidelines

November 10, 2004

used to create corneal flaps. IntraLase lasers are also used in surgical approaches to the treatment of diseased corneas. The company’s lasers and disposable per procedure patient interfaces are presently marketed throughout the United States and 17 other countries. IntraLase is headquartered and manufactures its products in Irvine, California. For additional information, visit the company’s web site: www.intralase.com.

Forward Looking Statements:

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Those risks and uncertainties include, but are not limited to: the degree of continued acceptance of LASIK surgery; general economic conditions; changes in federal tax laws governing the ability of potential LASIK patients to use pre-tax dollars to pay for LASIK surgery; the scope of government regulation applicable to our products; the extent of adoption of our product offering by LASIK surgeons; patients’ willingness to pay for LASIK surgery; our ability to compete against our competitors; the occurrence and outcome of product liability suits against us; our ability to adequately protect our intellectual property; whether we become subject to claims of infringement or misappropriation of the intellectual property rights of others; the continued availability of supplies from single-source suppliers and manufacturers of our key laser components; the ability of our managers, operations and facilities to manage our growth; the success of our expansion into markets outside the United States; whether we lose any of our key executives or fail to attract qualified personnel; or if our new products or applications fail to become commercially viable.

Certain of these risks and uncertainties, in addition to other risks, are more fully described in our final 424(b)(4) prospectus, as filed with the Securities and Exchange Commission on October 7, 2004.

These forward-looking statements are made only as of the date of this press release, and we assume no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

For further information concerning this press release, contact:

Franklin T. Jepson

Vice President Communications and Investor Relations

(949) 859-5230 x260

fjepson@intralase.com

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